EXHIBIT 2.2


                   SHARE PURCHASE AND EXCHANGE AGREEMENT


                                BETWEEN
                          LOTUS PACIFIC, INC.
                                  AND
                            STEFAN H. BENGER






                            February 12, 1999





                    SHARE PURCHASE AND EXCHANGE AGREEMENT



     THIS SHARE PURCHASE AND EXCHANGE AGREEMENT (this "Agreement") is entered into effective as of February 12, 1999, by and between Lotus Pacific, Inc. (hereinafter the "Buyer" or "LPFC") and Stefan H. Benger (hereinafter the "Seller"), sole shareholder of Professional Market Brokerage, Inc.,(hereinafter "PMB, Inc."). Each of Seller and Buyer is also referred to as a "Party", collectively the "Parties".

                               RECITALS

      WHEREAS, Seller is the sole shareholder of PMB, Inc.;

      WHEREAS, Seller desires to transfer to Buyer four hundred (400) shares (hereinafter the "PMB Shares"), which constitute one hundred percent (100%) of all the capital stock of PMB, Inc. currently issued and outstanding;

      WHEREAS, Buyer desires to purchase and exchange for the PMB Shares with cash and restricted shares of common stock of LPFC;

      WHEREAS, Buyer desires to make additional investment in PMB, Inc. by issuing shares of common stock to PMB, Inc.;

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


1.    PURCHASE PRICE AND CAPITAL INVESTMENT

      a. Cash Payment. Buyer will pay Seller two hundred forty thousand U.S. dollars ($240,000) as the cash portion of the consideration for the PMB Shares.

      b. Share Exchange. Buyer will issue five hundred thousand restricted shares of common stock of LPFC to Seller as the remaining portion of the consideration for the PMB Shares. The restricted shares of common stock of LPFC shall bear a legend with a holding period of three (3) years.

      c. Capital Investment. Buyer will issue five hundred thousand shares of common stock of LPFC to PMB, Inc. as additional capital.

      d. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur upon execution and delivery of this Agreement by the Parties together with all documents, instruments, and agreements referred to herein by the respective parties referred to in such documents, instruments, and agreements. The date on which the Closing occurs shall be referred to as the "Closing Date". The Closing shall occur at such location and at such time as the Parties shall mutually agree.

      e.   Deliveries at the Closing.

           i.   Seller's Obligation at Closing.  At the Closing,, Seller will:

                (1) deliver to Buyer a stock certificate or stock certificates representing and evidencing the PMB Shares, endorsed in blank or accompanied by duly executed assignment documents or stock powers sufficient to transfer good and marketable title to the PMB Shares to Buyer; and

                (2) execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.

           ii.  Buyer's Obligation at Closing.  At the Closing,, Buyer will:

                (1) deliver to Seller a bank certified check in the amount of, or wire transfer to a bank account designated by Seller, two hundred forty thousand U.S. dollars ($240,000).

                (2) deliver to Seller a stock certificate or stock certificates representing and evidencing five hundred thousand (500,000) restricted shares of common stock of LPFC;

                (3) deliver to PMB, Inc. a stock certificate or stock certificates representing and evidencing five hundred thousand (500,000) restricted shares of common stock of LPFC; and

                (4) execute and deliver this Agreement and all other documents, instruments, and agreements referred to herein or contemplated hereby.

 2.   PMB STOCK OPTION

      a. Reference is made to a Stock Option Agreement (hereinafter the "Option Agreement") entered into on September 30, 1998, between Professional Market Brokerage, Inc. (hereinafter "PMB, Inc.") and George Koenig (hereinafter "Koenig") whereby PMB, Inc. granted to Koenig an option to purchase common shares of PMB, Inc. (the "Stock Option") in an amount equal to fifteen percent (15%) of all common shares then issued and outstanding for an aggregated exercise price of twenty thousand U.S. dollars ($20,000). Said Option Agreement was entered into in connection with a Cash Subordinated Loan Agreement between PMB, Inc. and Koenig of even date therewith.

      b. Seller hereby agrees that he will acquire from Koenig , at his own expense, said Stock Option prior to the Closing Date. Upon completion of Seller's buy-back, said Stock Option shall be deemed null and void.

3.    REPRESENTATIONS AND WARRANTIES

      a. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements contained in this Section 3.a. are correct and complete as of the Closing Date. Notwithstanding Buyer's due diligence investigation of Seller, Buyer may rely on the representations and warranties contained in this Section 3.a.

            i. Ownership of the PMB Shares. Seller holds of record and owns beneficially four hundred (400) shares of the capital stock of PMB, Inc., which constitute one hundred percent (100%) of all the capital stock of PMB, Inc. currently issued and outstanding, clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), taxes, security interests, equities, claims and demands. The shares held by Seller are subject to the Option Agreement and the terms and conditions contained in Section 2 hereof. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of PMB, Inc. All of the issued and outstanding equity interests of PMB Inc. have been duly authorized and are validly issued, fully paid and non-assessable.

            ii. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which Seller is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which he is a party or by which he is bound or to which any of his assets or properties is subject.

            iii. Broker's Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

            iv. Disclosure. The representations and warranties contained in this Section 3.a. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
                 Section 3.a. not misleading.

     b. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements contained in this
            Section 3.b are correct and complete as of the Closing Date. Moreover, notwithstanding Seller's due diligence investigation of Buyer, Seller may rely on the representations and warranties contained in this Section 3.b.

            i. Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            ii. Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            iii. Authorization to Issue Shares of Common Stock.  Buyer is duly authorized to issue (1,000,000) shares of common stock to consummate the transaction contemplated hereby.

            iv. Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any governing law or other restrictions of any governmental authority to which Buyer is subject, or any provision of its charter or bylaws, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, governmental approval, certificate, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets or properties is subject.

            v. Broker's Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

            vi. Disclosure. The representations and warranties contained in this Section 3.b. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
                 Section 3.b. not misleading.

4.    MISCELLANEOUS

      a. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      b. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other; provided, however, that such consent shall not be unreasonably withheld.

      c. Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      d. Headings. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      e. Notices. All Notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five (5) business days after) it is sent by air mail, postage prepaid, and address to the intended recipient as set forth below:

            Lotus Pacific, Inc.
            200 Centennial Avenue
            Suite 201
            Piscataway, NJ 08854

            Stefan H. Benger
            200 W. Madison Street
            Suite 400
            Chicago, IL 60606

            Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, recognized overnight or international courier, messenger service, confirmed telecopy, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed by a third party or by electronic means. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      f. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other state or jurisdiction) that would cause the application of the laws of any state or jurisdiction other than the State of New Jersey.

      g. Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenants hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      h. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any state or jurisdiction shall not affect the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other state or jurisdiction.

      i. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      j. Construction: Official Version. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      k. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S.A. or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or equity.


      IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.



LOTUS PACIFIC, INC.



By: /s/  James Yao
-------------------------------
    James Yao


Title:    Chairman



STEFAN H. BENGER
Sole shareholder of Professional Market Brokerage, Inc.



By:  /s/ Stefan H. Benger
---------------------------------
      Stefan H. Benger